Exhibit 99.1

Record Sales and Earnings Reported by J & J Snack Foods

PENNSAUKEN, N.J.--(BUSINESS WIRE)--November 3, 2009--J & J Snack Foods Corp. (NASDAQ:JJSF) today reported record sales and earnings for its 2009 fiscal year.

Sales for the fiscal year ended September 26, 2009 increased 4% to $653.0 million from $629.4 million in the fiscal year ended September 27, 2008. Net earnings increased 48% to $41.3 million in fiscal 2009 from $27.9 million in fiscal 2008. On a per diluted share basis, earnings increased 50% to $2.21 from $1.47. Operating income increased 54% to $66.9 million this year from $43.3 million in the year ago period.

For the fourth quarter ended September 26, 2009, sales increased 3% to $182.8 million from $177.4 million in the fourth quarter ended September 27, 2008. Net earnings increased 32% to $14.8 million in the current year quarter from $11.2 million. Earnings per diluted share were $.79 this year compared to $.59 last year. Operating income increased 33% to $23.8 million from $17.9 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Continued strong and improving performance from all our business groups contributed to our results for the quarter and the year. Country Home Bakers, our cookie, biscuit and specialty bread business, had an outstanding year. Overall, we benefitted from cost containment while driving sales value.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statements of Operations
	Three Months Ended		Fiscal Year Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited
	(in thousands)

Net sales	$182,792	$177,393	$653,047	$629,359
Cost of goods sold	121,041	122,025	444,203	442,452
Gross profit	61,751	55,368	208,844	186,907
Operating expenses	37,904	37,502	141,906	143,571
Operating income	23,847	17,866	66,938	43,336
Other income	306	580	1,271	2,549
Earnings before income taxes	24,153	18,446	68,209	45,885
Income taxes	9,333	7,253	26,897	17,977
Net earnings	$14,820	$11,193	$41,312	$27,908

Earnings per diluted share	$.79	$.59	$2.21	$1.47
Earnings per basic share	$.80	$.60	$2.23	$1.49
Weighted average number of diluted shares	18,764	18,993	18,713	19,008
Weighted average number of basic shares	18,541	18,765	18,516	18,770

	Consolidated Balance Sheets
	September 26, 2009	September 27, 2008
	Unaudited
	(in thousands)

Cash & cash equivalents	$60,343	$44,265
Current marketable securities held to maturity	38,653	2,470
Current auction market preferred stock	-	14,000
Other current assets	112,115	116,465
Property, plant & equipment, net	97,173	93,064
Goodwill	60,314	60,314
Marketable securities held to maturity	19,994	-
Other intangible assets, net	49,125	53,633
Auction market preferred stock	-	21,200
Other	2,110	2,997
Total	$439,827	$408,408

Current liabilities	$67,679	$66,194
Long-term obligations under capital leases	285	381
Deferred income taxes	27,033	23,056
Other long-term liabilities	1,986	1,999
Stockholders’ equity	342,844	316,778
Total	$439,827	$408,408

	Consolidated Statements of Cash Flows
	Fiscal Year Ended
	September 26, 2009	September 27, 2008
	Unaudited
	(in thousands)
Operating activities:
Net earnings	$41,312	$27,908
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of fixed assets	22,663	22,181
Amortization of intangibles and deferred costs	5,090	5,289
Gains from disposals and write- downs of property & equipment	(31)	(174)
Share-based compensation	1,716	1,851
Deferred income taxes	3,839	3,446
Changes in assets and liabilities, net of effects from purchase of companies:
Decrease (increase) in accounts receivable	1,144	(4,701)
Decrease (increase) in inventories	2,993	(2,448)
Decrease (increase) in prepaid expenses and other	37	(537)
Increase in accounts payable and accrued liabilities	1,870	2,082
Net cash provided by operating activities	80,633	54,897

Investing activities:
Purchases of property, plant and equipment	(27,190)	(22,781)
Purchase of marketable securities	(66,380)	(2,470)
Proceeds from redemption and sales of marketable securities	10,204	-
Purchase of auction market preferred stock	-	(10,500)
Proceeds from redemption and sales of auction market preferred stock	35,200	16,500
Proceeds from disposal of property & equipment	326	932
Other	15	(535)
Net cash used in investing activities	(47,825)	(18,854)

Financing activities:
Payments to repurchase common stock	(12,510)	(3,539)
Proceeds from issuance of common stock	3,971	2,811
Payments of cash dividend	(7,108)	(6,781)
Payments on capitalized lease obligations	(93)	(91)

Net cash used in financing activities	(15,740)	(7,600)

Effect of exchange rate on cash and cash equivalents	(990)	3

Net increase in cash & cash equivalents	16,078	28,446

Cash and cash equivalents at beginning of year	44,265	15,819

Cash and cash equivalents at end of year	$60,343	$44,265

	Segment Reporting
	Fiscal Year End
	September 26, 2009	September 27, 2008
	Unaudited
	(in thousands)

Sales to external customers:
Food Service	$417,753	$400,194
Retail Supermarket	65,158	57,112
The Restaurant Group	1,257	1,635
Frozen Beverages	168,879	170,418
	$653,047	$629,359

Depreciation and Amortization:
Food Service	$16,530	$16,655
Retail Supermarket	-	-
The Restaurant Group	33	54
Frozen Beverages	11,190	10,761
	$27,753	$27,470

Operating Income (Loss):
Food Service	$45,024	$24,784
Retail Supermarket	7,442	4,665
The Restaurant Group	(64)	(140)
Frozen Beverages	14,536	14,027
	$66,938	$43,336

Capital Expenditures:
Food Service	$14,979	$11,898
Retail Supermarket	-	-
The Restaurant Group	-	-
Frozen Beverages	12,211	10,883
	$27,190	$22,781

Assets:
Food Service	$309,988	$277,481
Retail Supermarket	-	-
The Restaurant Group	557	629
Frozen Beverages	129,282	130,298
	$439,827	$408,408

RESULTS OF OPERATIONS (Unaudited)

Fiscal 2009 (52 weeks) Compared to Fiscal 2008 (52 weeks)

Net sales increased $23,688,000, or 4%, to $653,047,000 in fiscal 2009 from $629,359,000 in fiscal 2008.

We have four reportable segments: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.

The Chief Operating Decision Maker for Food Service, Retail Supermarkets and The Restaurant Group and the Chief Operating Decision Maker for Frozen Beverages monthly review and evaluate operating income and sales in order to assess performance and allocate resources to each individual segment. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

Food Service

Sales to food service customers increased $17,559,000, or 4%, to $417,753,000 in fiscal 2009. Soft pretzel sales to the food service market decreased $313,000, or about 1/3 of one percent, to $99,471,000 for the year. Unit sales of soft pretzels were down 3% for the year. Sales of bakery products excluding biscuit and dumpling sales and fruit and fig bar sales, increased $6,607,000, or 4%, for the year. Biscuit and dumpling sales were up 8% to $32,845,000 due to increased distribution and new product offerings. Sales of fig and fruit bars increased 11% to $29,497,000 due to strong volume growth spread across our customer base. Churro sales were up 16% for the year with $29,404,000 of sales in 2009 with over 80% of the sales increase coming from sales to one customer. Frozen juice bar and ices sales decreased $934,000 or 2% to $50,272,000 for the year. Sales of our funnel cake products were up $2,872,000, or 49%, with sales to one customer accounting for about one-half of the increase. The changes in sales throughout the Food Service segment were from a combination of volume changes and price increases.

Retail Supermarkets

Sales of products to retail supermarkets increased $8,046,000 or 14% to $65,158,000 in fiscal 2009. Total soft pretzel sales to retail supermarkets were $30,506,000, an increase of 11% from fiscal 2008, on a unit volume decrease of 2%. Sales of frozen juice bars and ices increased 19% to $37,819,000 in 2009 on a case volume increase of 25%. Increased trade spending of $1.3 million for the introduction of new frozen novelty items and a shift in product mix reduced sales dollars in relation to the unit volume increases. Coupon costs, a reduction of sales, increased 38% or about $1,029,000 for the year.

The Restaurant Group

Sales of our Restaurant Group, which operates BAVARIAN PRETZEL BAKERY and PRETZEL GOURMET retail stores in the Mid-Atlantic region, declined by 23% primarily due to closings or licensings of stores in the past year. At September 26, 2009, we had 4 stores open. Sales of stores open for both years were down 7% for the year.

Frozen Beverages

Frozen beverage and related product sales decreased $1,539,000 or 1% to $168,879,000 in fiscal 2009. Beverage sales alone were down 1% for the year. Gallon sales were down 2% for the year in our base ICEE business. Service revenue increased $3,210,000, or 8%, to $42,013,000 for the year as we continue to grow this part of our business. Frozen carbonated machine sales decreased $2,834,000 to $10,004,000 for the year.

Consolidated

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percent of sales increased 2.28 percentage points in 2009 from 2008 to 32%.

Lower commodity costs in excess of $11,000,000, higher pricing and increased efficiencies due to volume in some of our product lines partially offset by higher workers’ compensation and group health insurance expense were the primary drivers causing the gross profit percentage increase.

Total operating expenses decreased $1,665,000 to $141,906,000 in fiscal 2009 and as a percentage of sales decreased 1.08 percentage points to 22% of sales in 2009. Other general income was $5,000 this year. Other general income of $375,000 last year primarily consisted of gains on the disposition of assets and insurance gains in our Food Service and Frozen Beverages segments offset by store closing costs in our Restaurant Group segment of $102,000. Marketing expenses decreased .45 percentage points and remained at 11% of sales. Controlled spending in our Food Service and Frozen Beverages segments accounted for the overall decline. Distribution expenses decreased .75 of a percentage point and remained at 8% of sales due to lower freight and fuel costs. Administrative expenses were about 3-1/2% of sales in both years.

Operating income increased $23,602,000, or 54%, to $66,938,000 in fiscal 2009 as a result of the aforementioned items.

Investment income decreased by $1,279,000 to $1,386,000 due to the general decline in the level of interest rates.

The effective income tax rate was 39% in both fiscal years.

Net earnings increased $13,404,000, or 48%, in fiscal 2009 to $41,312,000, or $2.21 per diluted share as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
(856) 532-6603